Exhibit 99.3

CONSENT OF W. ALLEN DOANE

Pacific Office Properties Trust, Inc. (the “Company”) filed a Registration Statement on Form S-11 (the “Registration Statement”) on October 4, 2010, to register shares of its common stock for issuance in an underwritten public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in any amendments or supplements to the Registration Statement as a person who has agreed to serve as a director of the Company upon the completion of the offering.

Dated: November 2, 2010

/s/ W. Allen Doane
W. Allen Doane